Exhibit 3(a)
                    ARTICLES OF INCORPORATION
                                OF
                       GB&T BANCSHARES, INC.

                                1.

     The name of the Bank shall be GB&T Bancshares, Inc..

                                2.

     The corporation has authority to issue not more than Two
Million (2,000,000) shares of $5.00 par value stock that together have unlimited voting rights and are entitled to receive the net assets of the corporation upon dissolution.

                                3.

     The initial registered office of the corporation is 500
Jesse Jewell Parkway, Gainesville, Georgia 30501. The initial registered agent of the corporation at such office is Richard A. Hunt.

                                4.

     The name and address of the incorporator is Samuel L. Oliver, 200 E. E. Butler Parkway, Gainesville, Georgia 30501.

                                5.

     The initial principal office of the corporation is located in Hall County, Georgia at 500 Jesse Jewell Parkway, Gainesville,
Georgia  30501.

                                6.

     The initial Board of Directors shall consist of one person, whose name and address is:

                         Richard A. Hunt
                    500 Jesse Jewell Parkway
                   Gainesville, Georgia  30501

Thereafter, the number of directors shall not be less than seven
(7) nor more than twenty-five (25), which number shall be fixed as provided by law.

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                               7.

     The corporation may indemnify or obligate itself to indemnify officers and directors of the corporation for their actions as such to the maximum extent permitted by law.

                               8.

     The shareholders shall be entitled to preemptive rights pursuant to O.C.G.A. Section 14-2-630 (c), except as is otherwise limited by law.

        IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this 14th day of August, 1997.




                                 /s/ Samuel L. Oliver
                                 Samuel L. Oliver, Incorporator
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                   ARTICLES OF AMENDMENT OF
                     GB&T BANCSHARES, INC.

                               I.

     The name of the Corporation is "GB&T BancShares, Inc."

                               II.

     Effective the date hereof, the Articles of Incorporation of GB&T BancShares, Inc. are amended by changing Article 7 to read as follows:

     "The aggregate number of shares which the Corporation shall have the authority to issue is ten million (10,000,000), all of which shall be common shares of one class only, each share having a par value of five ($5) Dollars per share."

     All other provisions of the Articles of Incorporation shall remain in full force and effect.

                               III.

     This Amendment shall change the number of authorized shares from the maximum of 2,000,000 shares to a maximum of 10,000,000 shares.

                               IV.

     This Amendment was unanimously adopted and approved by the Board of Directors of GB&T BancShares, Inc. on June 8, 1998, in accordance with the provisions of the Georgia Business Corporations Code.

     The Amendment was approved by a majority vote of the shareholders on June 15, 1998.

     WITNESS our hands and seals as of the 8th day of July, 1998.



                                         GB&T BancShares, INC.,
                                         a Georgia Corporation


                                 By:  /s/ F. Abit Massey
                                      F. Abit Massey, Chairman

                             Attest:  /s/ Samuel L. Oliver
                                      Samuel L. Oliver, Secretary